Exhibit (a)(5)(D)

Gleacher & Company, Inc. Announces Preliminary Results of Self Tender Offer

New York, NY—November 23, 2011—Gleacher & Company, Inc. (Nasdaq: GLCH) today announced the preliminary results of its modified “Dutch auction” tender offer to purchase up to 6 million shares of its common stock, which expired at 12:00 midnight, New York City time, on November 22, 2011.

Based on a preliminary count by the depositary for the tender offer, a total of 6,696,251 shares of Gleacher common stock were properly tendered and not withdrawn at or below a purchase price of $1.25, including shares that were tendered through notices of guaranteed delivery.  Pursuant to the terms of the offer, Gleacher expects that it will elect to purchase an additional 696,251 shares of its common stock (within up to 2% of the outstanding shares of its common stock).  Accordingly, based on the preliminary results, Gleacher expects to purchase the 6 million shares offered to purchase, plus an additional 696,251 shares at the clearing price pursuant to its option to increase the size of the offering by up to 2% of the outstanding common stock, at a price of $1.25 per share, for a total cost of $8,370,313.75, excluding fees and expenses relating to the tender offer.  These shares represent 5.26% of the shares outstanding as of October 31, 2011.  Gleacher anticipates that the tender offer will not be subject to proration.

The number of shares to be purchased and the purchase price per share are preliminary and are subject to verification by the depositary and subject to change for a number of reasons, including if some or all of the shares tendered through notices of guaranteed delivery are not delivered within the applicable three trading day settlement period.  The final results of the tender offer will be announced following expiration of the notice of guaranteed delivery period and completion of the confirmation process.  Payment for the shares accepted for purchase under the offer, and return of all other shares tendered and not purchased, will occur promptly.

Gleacher is authorized to repurchase additional shares of its common stock from time to time pursuant to the stock repurchase program authorized by the Board of Directors of Gleacher.  Gleacher’s stock repurchase program may be modified or terminated by Gleacher’s Board of Directors at any time.  Pursuant to Rule 13e-4(f) of the Securities Exchange Act of 1934, as amended, no additional repurchases by Gleacher of shares of its common stock may be made prior to December 8, 2011.

The information agent for the tender offer is MacKenzie Partners, Inc.; the depositary is American Stock Transfer & Trust Company, LLC; and the dealer manager is Gleacher & Company Securities, Inc.  For questions and information, please call the information agent toll free at (800) 322-2885.

About Gleacher & Company, Inc.

Gleacher & Company, Inc. (Nasdaq: GLCH) is an independent investment bank that provides corporate and institutional clients with strategic and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis, as well as capital raising, research based investment analysis, and securities brokerage services, and, through a new subsidiary, engages in residential mortgage lending.  For more information, please visit www.gleacher.com.

Forward-Looking Statements

This press release may contain “forward-looking statements.”  These statements are not historical facts but instead represent the beliefs of Gleacher regarding future events, many of which, by their nature, are inherently uncertain and outside of Gleacher’s control.  Gleacher undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, statements regarding the number of shares tendered pursuant to notices of guaranteed delivery that are in fact delivered within the applicable settlement period, the preliminary figures set forth in this press release including with respect to the tender offer purchase price, the number of shares to be purchased, the timeframes for verification and announcement of final results, payment for tendered shares and receipt of shares tendered pursuant to notices of guaranteed delivery, and other risks and factors identified from time to time in Gleacher’s filings with the Securities and Exchange Commission.  You are cautioned not to place undue reliance on any forward-looking statements contained in this press release.

For Additional Information Please Contact:

Investor Contact	Media Contact

Gleacher & Company, Inc.	Joele Frank, Wilkinson Bimmer Katcher
Thomas Hughes	Andrew Siegel / Nick Lamplough
Chief Executive Officer	212.355.4449
212.273.7100